Exhibit (a)(1)(ix)

OFFER TO PURCHASE FOR CASH

Up to 6,442,105 shares of Common Stock

of

CRESCENT FINANCIAL CORPORATION

and

CRESCENT FINANCIAL BANCSHARES, INC.

at

$4.75 Net Per Share

by

PIEDMONT COMMUNITY BANK HOLDINGS, INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON

DECEMBER 21, 2011 UNLESS THE OFFER IS EXTENDED.

December 12, 2011

Dear Crescent Stockholder:

We are writing to notify you that we are extending the date of expiration for our previously announced offer to purchase for cash up to 6,442,105 shares of common stock, par value $0.001 per share, of Crescent Financial Bancshares, Inc. (formerly known as Crescent Financial Corporation) (“Crescent”) for $4.75 net per share in cash, without interest and less applicable withholding taxes. The offer and withdrawal rights are now scheduled to expire at 5:00 p.m., New York City time, on December 21, 2011, unless further extended. The tender offer was previously scheduled to expire at 5:00 p.m., New York City time, on December 12, 2011.

In addition to the extension, we are providing you with (i) a supplement to the Offer to Purchase, dated November 8, 2011, containing our audited consolidated financial statements for the year ended December 31, 2010 and (ii) for your convenience, an additional copy of the Letter of Transmittal, originally sent to you on November 8, 2011, for use in accepting the Offer and tendering Shares by the new expiration date of December 21, 2011.

The Offer is being conducted pursuant to a tender offer statement on Schedule TO and related materials, including the Offer to Purchase and the related Letter of Transmittal (which together, as amended and supplemented from time to time, constitute the “Offer”). YOU ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT ON SCHEDULE TO AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL), AS AMENDED, AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS AMENDED, REGARDING THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The tender offer statement on Schedule TO and related materials, including the Offer to Purchase and Letter of Transmittal, have been filed by us with the SEC and mailed to Crescent stockholders. The solicitation/recommendation statement on Schedule 14D-9 has been filed by Crescent with the SEC and mailed to Crescent stockholders.

You may obtain copies of all of the offering documents free of charge at the SEC’s website (www.sec.gov) or by directly requesting copies of all of the offering documents free of charge at Innisfree M&A Incorporated, the information agent for the Offer, at (888) 750-5834 (toll-free).

Very truly yours,

Piedmont Community Bank Holdings, Inc.